Exhibit 10.10

AMENDMENT

TO

EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT dated as of August 5, 2020 between Immunome, Inc., a Delaware corporation (the “Company”), and Purnanand Sarma (the “Executive”).

Background:

The Company and the Executive are parties to an employment offer letter dated as of May 30, 2019 (the “Employment Agreement”). The parties wish to amend the Employment Agreement, as provided in this Amendment. Capitalized terms used in this Amendment without definition shall have the meanings assigned to them in the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                  Amendment to Section 4 of the Employment Agreement. Section 4 of the Employment Agreement is hereby amended and restated in its entirety so as to provide as follows:

4.       Stock Options.

(a)       You will be granted a stock option to purchase 858,273 shares Company's common stock which represents, taking into account all existing stock options held by you, 5% of the Company's outstanding equity on a fully-diluted basis as of the date of grant. The stock option shall vest as follows: (1) 551,042 shares will vest in forty-eight (48) consecutive monthly installments, with retroactive vesting credit to March 15, 2020 and (2) 307,231 shares will commence vesting if, and only if, the outstanding Preferred Stock Purchase Warrants issued by the Company pursuant to the Series A Preferred Stock Purchase Agreement dated as of June 2, 2020 are exercised for at least 50% of the aggregate shares underlying such Warrants (determined on a cumulative basis based on all exercises), and in that event such shares will vest in forty-eight (48) consecutive monthly installments, with retroactive vesting credit to the vesting commencement date in item (1). The exercise price will be the fair market value of a share of Common Stock on the date of grant and all terms of the option grant shall be subject to the Equity Incentive Plan.

For purposes of this Agreement, "fully-diluted equity" means the total number of shares of outstanding Company Common Stock and Company Preferred Stock, with the Preferred Stock calculated on an as-converted to Common Stock basis, including for this purpose the maximum number of shares issuable under the Equity Incentive Plan (inclusive of granted options and unallocated shares reserved for issuance thereunder) and shares issuable upon exercise of outstanding stock purchase warrants.

(b)       The stock option will accelerate in full upon a Change of Control. Except as provided herein, the stock option will be subject to the terms of the Equity Incentive Plan and a stock option agreement to be executed by you as a condition to the grant. The stock option agreement will provide that, except in the case of accelerated vesting, as described herein, vesting is conditioned upon your continued employment with the Company at each applicable vesting date. You may also be eligible to be considered for additional stock option grants, at the Board's discretion. It is agreed that Section 5(f)(ii) of the Equity Incentive Plan (concerning the treatment of your option shares in the event of a termination for Cause) shall not apply to your vested option shares, whether exercised or not, and that such shares shall not terminate, be forfeited or be subject to repurchase by the Company for their exercise price pursuant to such Section 5(f)(ii), and those vested option shares shall instead be treated as provided in Section 5(f)(i).

2.                  Amendment to Section 8. Section 8 of the Employment Agreement is hereby amended so as to delete the additional condition relative to the occurrence of a “Financing” specified in the penultimate sentence of such Section 8.

3.                  Confirmation Regarding Stock Options. The Executive’s right to receive the stock option under Section 4(a) of the Employment Agreement, as amended pursuant to Section 1 of this Amendment, is in addition to the existing stock options held by the Executive. The Executive hereby confirms that all obligations of the Company to issue stock options to the Executive pursuant to the Employment Agreement, as in effect prior to this Amendment, have been satisfied as of March 3, 2020. It is hereby further acknowledged that, for purposes of Section 4(b) of the Employment Agreement and the entitlement of the Executive to stock options thereunder, as in effect prior to this Amendment, the parties previously agreed to remove the word “institutional” from the definition of “Financing” therein. In the event of a conflict between any term of your existing stock options and the Employment Agreement as in effect immediately prior to this Amendment, the terms of the stock option agreements applicable to such stock options shall govern and supersede.

4.                  Amendment to Section 5 of the Employment Agreement. Section 5 of the Employment Agreement is hereby amended and restated in its entirety so as to provide as follows:

5.       Commuting and Relocation Expenses.

(a)       As described below, the Company will pay directly or reimburse to you the reasonable out-of-pocket costs of your commuting to Exton, Pennsylvania from Carlisle, Massachusetts (to the extent that they are reasonably documented and submitted to the Company for reimbursement promptly after they are incurred). Such expenses will include, without limitation, reasonable, out of pocket costs for coach airfare, hotel/temporary accommodation (or accommodation in the Company's corporate apartment), and car rental/other transportation. The reimbursement under this paragraph will continue until the earlier of the time you move to Exton or such time as the Company opens another location in the Boston, Massachusetts area (or its suburbs), as provided in Section 5(b).

(b)       You have agreed that, within a reasonable period of time following the Company's request, you will relocate to a location that is within a 45-mile radius of the Company's headquarters in Exton, Pennsylvania; provided, that if the Company establishes an additional location in the Boston, Massachusetts area (or its suburbs), there shall be no such requirement. If you are asked to relocate, the Company will pay directly or reimburse the reasonable out-of-pocket cost of relocating you and your immediate family from your primary residence to this new location. Additionally, if you are asked to relocate, the Company will reimburse you for any reasonable commission payable to your realtor on the sale of your home in Massachusetts. Upon your relocation or the opening of the additional office specified above in this paragraph, the Company will not have any obligation to pay or reimburse your post-relocation commuting expenses pursuant to Section 5(a).

5.                  Effect of Amendment. The parties acknowledge and agree that all of the terms, provisions, covenants and conditions of the Employment Agreement shall hereafter continue in full force and effect in accordance with the terms thereof, except to the extent amended, modified, deleted or revised in this Amendment.

6.                  Construction. This Amendment shall be construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania.

7.                  Counterparts. This letter agreement may be executed in one or more counterparts, both of which shall be considered one and the same agreement and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party. Any executed counterpart of this letter agreement may be delivered by facsimile or electronic transmission with the same effect as if delivered personally.

IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be executed as of the date first written above.

IMMUNOME, INC.

By:	/s/ Philip Wagenheim

Name:	Philip Wagenheim

Title:	Board Member/Secretary

/s/ Purnanand Sarma
Purnanand Sarma

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